Exhibit 99.1

Longs Drug Stores Corporation Reports

A 44 Percent Increase in Third Quarter Net Income

WALNUT CREEK, California (November 16, 2005) – Longs Drug Stores Corporation (NYSE: LDG) today reported a 44 percent increase in preliminary net income to $8.9 million, or $0.23 per diluted share, for the third quarter ended October 27, 2005, compared with net income for the third quarter ended October 28, 2004 of $6.2 million, or $0.17 per diluted share.

Net income for the 39 weeks ended October 27, 2005, was $38.6 million, or $1.01 per diluted share, compared with net income for the 39 weeks ended October 28, 2004 of $18.9 million, or $0.50 per diluted share, which included net expenses of $0.18 per diluted share for legal settlements.

Commenting on the results for the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “We are pleased with the continued progress we are making at Longs and believe we are focused on the initiatives necessary to achieve more sustainable profitability long term.

“Our net income for the first nine months of this year represents our best earnings performance for the first nine months of any year during the past six years,” Bryant said. “We have made significant investments in our business to make Longs a stronger competitor and more profitable company while we continued to reduce our debt, pay dividends and buy back shares.”

The Company generated $125.8 million in net cash provided by operating activities during the first nine months of Fiscal 2006 compared with $104.7 million during the comparable period last year. The 20 percent improvement over last year is primarily the result of higher earnings and improved working capital management.

Longs Drug Stores repurchased approximately 305,000 shares of its common stock during the third quarter at an average price of $41.97 per share and a total investment of approximately $12.8 million. Year-to-date, the Company has repurchased approximately one million shares at an average price of $38.98 per share.

Third Quarter

Net Income

Net income for the third quarter ended October 27, 2005, was $8.9 million, or $0.23 per diluted share, compared with net income for the third quarter ended October 28, 2004 of $6.2 million, or $0.17 per diluted share.

Sales

Total sales of $1.12 billion for the 13 weeks ended October 27, 2005, were 1.8 percent higher than the $1.10 billion reported in the comparable period last year. Same-store sales increased 1.2 percent, with pharmacy same-store sales increasing 2.5 percent and front-end same-store sales remaining flat compared with last year. Pharmacy sales were 49.7 percent of total drug store sales during the period, compared with 48.9 percent a year ago.

Gross Profit

Gross profit for the third quarter ended October 27, 2005 was $288.7 million, or 25.8 percent of sales, compared with a gross profit of $287.7 million, or 26.1 percent of sales, last year. Increased promotional activity over last year combined with making less progress on improving inventory management processes during the quarter than was originally anticipated resulted in a lower gross profit margin for the quarter.

The LIFO provision for the third quarter ended October 27, 2005 was a charge of $500,000, unchanged from the third quarter of last year.

Operating and Administrative Expenses

Operating and administrative expenses for the third quarter ended October 27, 2005 were $252.6 million, or 22.5 percent of sales, compared with $254.5 million, or 23.1 percent of sales last year. Lower expenses related primarily to lower Workers’ Compensation expenses and improved labor productivity, which were partially offset by costs related to building the infrastructure to pursue continued growth at RxAmerica.

Operating Income

Operating income for the third quarter ended October 27, 2005 was $15.4 million, or 1.4 percent of sales. Operating income for the third quarter last year was $12.5 million, or 1.1 percent of sales.

Rx America generated revenues for the quarter of $8.9 million, an increase of 9.7 percent from the $8.1 million reported for the third quarter last year. Operating income for RxAmerica was $1.8 million compared with $3.2 million reported last year primarily due to increased operating expenses resulting from investments in the infrastructure in preparation for Medicare Part D and to take advantage of other future growth opportunities.

First Nine Months

Net Income

Net income for the 39 weeks ended October 27, 2005, was $38.6 million, or $1.01 per diluted share, compared with net income for the 39 weeks ended October 28, 2004 of $18.9 million, or $0.50 per diluted share, which included net expenses of $0.18 per diluted share for legal settlements.

Sales

Total sales of $3.43 billion for the 39 weeks ended October 27, 2005 represents a 0.5 percent increase over sales of $3.41 billion reported for the comparable period last year. Same-store sales increased 0.1 percent, with pharmacy same-store sales increasing 2.5 percent and front-end same-store sales decreasing 2.1 percent. Pharmacy sales were 49.2 percent of total drug store sales during the period, compared with 48.0 percent a year ago.

Gross Profit

Gross profit for the 39 weeks ended October 27, 2005 was $900.6 million, or 26.3 percent of sales, compared with a gross profit of $876.1 million, or 25.7 percent of sales, last year. The increase is attributable to a more profitable merchandise mix through better buying, improved inventory management, lower distribution costs and increased generic utilization.

The LIFO provision for the 39 weeks ended October 27, 2005 was a charge of $4.5 million compared with $5.0 million reported for the same period last year.

Operating and Administrative Expenses

Operating and administrative expenses for the 39 weeks ended October 27, 2005 were $769.7 million, or 22.5 percent of sales, compared with $760.9 million, or 22.3 percent of sales last year. Higher expenses related primarily to compensation, supply chain costs and building the infrastructure to pursue continued growth at RxAmerica, which were offset by lower Workers’ Compensation expenses.

Operating Income

Operating income for the 39 weeks ended October 27, 2005 was $67.3 million, or 2.0 percent of sales. Operating income for the 39 weeks ended October 28, 2004 of $39.9 million, or 1.2 percent of sales, included $10.8 million for legal settlements.

Rx America generated revenues for the 39 weeks ended October 27, 2005 of $28.0 million, an increase of 15.1 percent from the $24.4 million reported last year. Operating income for RxAmerica was $7.5 million compared with $9.6 million reported last year primarily due to increased operating expenses resulting from investments in the infrastructure in preparation for Medicare Part D and to take advantage of other future growth opportunities.

Management Outlook

Longs Drugs estimates that total sales for the fourth quarter ending January 26, 2006 will increase 2 to 4 percent and same-store sales will increase 1 to 3 percent compared with the fourth quarter of last year. Given these sales assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.47 to $0.53 per diluted share in the fourth quarter. By comparison, Longs reported net income of $0.47 per diluted share for the fourth quarter last year.

The Company is raising its net income guidance for the full year ending January 26, 2006 to reflect the financial results reported for the first nine months of the year. Longs estimates that total sales will be flat to up 2 percent and same-store sales will range from flat to up 1 percent compared with last year. Longs’ goal given these sales assumptions and continued progress on previously stated initiatives is to achieve net income of $1.48 to $1.54 per diluted share in Fiscal 2006. The Company reported Fiscal 2005 net income of $0.97 per diluted share, including net expenses for legal settlements of $0.18 per diluted share.

For Fiscal 2007, Longs Drugs plans to complete its new Patterson distribution center, open or relocate approximately 20 to 25 stores and remodel up to 40 stores. The Company is estimating capital expenditures for Fiscal 2007 to be in the range of $200 to $220 million.

In addition, the SEC delayed the effective date for the adoption of FAS 123R for the expensing of stock options. In line with the new timing, the Company plans to adopt FAS 123R at the beginning of Fiscal 2007.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST today to discuss its third quarter performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor Relations. A replay of the conference call will be available approximately two hours after the call and available through

Wednesday, November 23, 2005 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 382044 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, total sales, same-store sales, net income, the Company’s plans for adopting FAS 123R, completing the Patterson distribution center, capital expenditures for fiscal years 2006 and 2007, and profitability, and are indicated by such words or phrases as “projects, expects, estimates, goals, plans,” or similar words or phrases. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, the Company’s ability to achieve real-time visibility into its inventories and gross profits on a short and long term basis, construction delays, and other factors described from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release. The Company also cautions readers that the time and/or manner of the scheduled distribution of its third quarter Fiscal 2006 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the Company’s control.

About the Company

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 476 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 39 weeks ended
	October 27, 2005	October 28, 2004	October 27, 2005	October 28, 2004
	Thousands Except Per Share Amounts
Sales	$1,120,384	$1,100,897	$3,428,283	$3,411,075
Cost of sales	831,647	813,185	2,527,677	2,535,011

Gross profit	288,737	287,712	900,606	876,064
Operating and administrative expenses	252,623	254,487	769,701	760,903
Depreciation and amortization	20,713	20,748	63,557	64,518
Legal settlements and other disputes, net	—	—	—	10,773

Operating income	15,401	12,477	67,348	39,870
Interest expense	2,071	3,589	6,820	11,031
Interest income	(223)	(126)	(798)	(406)

Income before income taxes	13,553	9,014	61,326	29,245
Income taxes	4,608	2,785	22,742	10,391

Net income	$8,945	$6,229	$38,584	$18,854

Earnings per common share:
Basic	$0.24	$0.17	$1.03	$0.51
Diluted	0.23	0.17	1.01	0.50
Dividends per common share	$0.14	$0.14	$0.42	$0.42
Weighted average number of shares outstanding:
Basic	37,382	37,252	37,351	37,193
Diluted	38,393	37,577	38,280	37,457
Number of stores, beginning of period	473	470	472	470
Stores opened	4	3	5	4
Stores closed	(1)	(1)	(1)	(2)

Number of stores, end of period	476	472	476	472

Condensed Consolidated Balance Sheets (unaudited)

	October 27, 2005	October 28, 2004	January 27, 2005
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$39,987	$67,093	$53,890
Pharmacy and other receivables, net	168,459	160,373	158,345
Merchandise inventories, net	499,958	476,979	433,280
Deferred income taxes	41,883	38,798	43,074
Prepaid expenses and other current assets	11,688	13,253	11,990

Total current assets	761,975	756,496	700,579

Property:
Land	113,246	108,074	108,198
Buildings and leasehold improvements	594,482	573,041	577,773
Equipment and fixtures	592,604	559,165	565,161

Total	1,300,332	1,240,280	1,251,132
Less accumulated depreciation	670,290	621,357	632,778

Property, net	630,042	618,923	618,354

Goodwill	82,085	82,085	82,085
Intangible assets, net	5,953	6,378	6,354
Other non-current assets	3,144	4,069	3,791

Total	$1,483,199	$1,467,951	$1,411,163

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$370,357	$320,419	$273,957
Employee compensation and benefits	121,415	115,970	129,214
Taxes payable	57,194	36,248	52,999
Current maturities of debt	8,870	41,870	8,870

Total current liabilities	557,836	514,507	465,040

Long-term debt	116,818	175,688	145,688
Deferred income taxes and other long-term liabilities	63,828	57,961	73,298
Commitments and Contingencies
Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,428,000, 37,600,000 and 37,418,000 shares outstanding	18,714	18,800	18,709
Additional capital	209,391	177,614	180,072
Unearned compensation	(1,214)	(1,846)	(1,528)
Retained earnings	517,826	525,227	529,884

Total stockholders’ equity	744,717	719,795	727,137

Total	$1,483,199	$1,467,951	$1,411,163

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 39 weeks ended
	October 27, 2005	October 28, 2004
	Thousands
Operating Activities:
Net income	$38,584	$18,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,557	64,518
Deferred income taxes and other	(9,169)	9,143
Stock awards and options, net	9,948	566
Common stock contribution to benefit plan	8,105	6,554
Changes in assets and liabilities:
Pharmacy and other receivables	(10,114)	3,577
Merchandise inventories	(66,678)	143
Other assets	949	(285)
Current liabilities and other	90,628	1,662

Net cash provided by operating activities	125,810	104,732

Investing Activities:
Capital expenditures and acquisitions	(78,037)	(75,058)
Proceeds from property dispositions	6,251	6,167

Net cash used in investing activities	(71,786)	(68,891)

Financing Activities:
Proceeds from (repayments of) line of credit borrowings, net	(20,000)	20,000
Repayments of private placement and other borrowings	(8,870)	(8,870)
Repurchase of common stock	(40,655)	(7,236)
Proceeds from exercise of stock options	17,356	2,807
Dividend payments	(15,758)	(15,671)

Net cash used in financing activities	(67,927)	(8,970)

Increase (decrease) in cash and cash equivalents	(13,903)	26,871
Cash and cash equivalents at beginning of period	53,890	40,222

Cash and cash equivalents at end of period	$39,987	$67,093

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$7,002	$10,667
Cash paid for income taxes	18,233	21,613